Exhibit 10.1

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AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

JONES I MNMA, L.L.C.

AND

RREEF AMERICA L.L.C.

Date:	October 25, 2021

Property:	The Glenn at Jones District
Centennial, Colorado

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AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement") is made and entered into as of the 25th day of October, 2021, by and between JONES I MNMA, L.L.C., a Delaware limited liability company (hereinafter referred to as "Seller"), and RREEF AMERICA L.L.C., a Delaware limited liability company (hereinafter referred to as "Purchaser").

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

Sale of Property

1.1.    Sale of Property. Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, the following property all of Seller's right, title and interest in and to, the following:

1.1.1.    Land and Improvements. Those certain parcels of real property, more particularly described, on Exhibit A attached hereto and incorporated herein by reference thereto (the “Land”), together with all of the buildings and improvements located thereon (the “Improvements”).

1.1.2.    Leases. All of Seller’s interest, as landlord, in the leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto, are hereafter referred to collectively as the "Leases" being more particularly described on Exhibit E attached hereto, and all prepaid rent attributable to the period following the Closing, and subject to Section 4.2.4 below, the security deposits under such Leases (collectively, the "Leasehold Property").

1.1.3.    Real Property. All rights, privileges and easements appurtenant to Seller's interest in the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all water rights and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to herein as the "Real Property").

1.1.4.    Personal Property. All of Seller’s right, title and interest, in and to all of the personal property (including equipment), if any, owned by Seller and located on the Real Property as of the date hereof, including without limitation, the personal property listed on Exhibit C hereof, and all inventory located on the Real Property on the date of Closing

(hereinafter defined), and all fixtures (if any) owned by Seller and located on the Real Property as of the date hereof (the "Personal Property").

1.1.5.    Intangible Property. All of Seller’s right, title and interest in and to all non-exclusive trademarks and trade names, if any, used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller's affiliated companies (collectively, the "Trade Names"), together with the Seller's interest, if any, in and to any service, equipment, supply and maintenance contracts (the "Contracts") guarantees, licenses, approvals, certificates, permits and warranties relating to the property, to the extent assignable (collectively, the "Intangible Property"). The Real Property, the Leasehold Property, the Personal Property, the Trade Names and the Intangible Property are sometimes collectively hereinafter referred to as the "Property".

1.2.    Excluded Property. It is hereby acknowledged by the parties that Seller shall not convey to Purchaser claims relating to any real property tax refunds or rebates for periods accruing prior to the Closing, existing insurance claims and any existing claims against tenants of the Property, which claims shall be reserved by Seller.

ARTICLE II.

Purchase Price

2.1.    Purchase Price. The purchase price for the Property shall be ONE HUNDRED TWENTY EIGHT MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($128,500,000.00) (the "Purchase Price"). The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid to Seller by Purchaser at Closing, as herein defined, by wire transfer of immediately available federal funds.

ARTICLE III.

Deposit

3.1.    Initial Deposit. Within one (1) business day after the Effective Date, as defined in Section 16.4 of this Agreement and as a condition precedent to the formation of this Agreement, Purchaser shall deposit ONE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,300,000.00) (the "Initial Deposit") with Chicago Title Insurance Company, Suite 800, 2828 Routh Street, Dallas, Texas 75201, Attention: Jennifer Haden (the "Escrow Agent") in immediately available federal funds, the receipt of which is hereby acknowledged by Escrow Agent's execution hereof. Notwithstanding the foregoing, the Initial Deposit may, at Purchaser’s option, be deposited with the Escrow Agent in the form of an irrevocable standby letter of credit issued by a national banking institution reasonably acceptable to Seller, having an expiry date at least thirty (30) days following the end of the Feasibility Period and otherwise in form reasonably acceptable to Seller. If Purchaser shall fail to deposit the Initial Deposit within the time period provided for above, Seller may at any time prior to the deposit of the Initial Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent shall immediately deliver to Seller all copies of this Agreement in its possession and thereafter, neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement.

3.2.    Additional Deposit. If Purchaser elects not to terminate this Agreement under Section 5.5, Purchaser shall, prior to the expiration of the Feasibility Period, deposit ONE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,300,000.00) (the "Additional Deposit") with Escrow Agent in immediately available federal funds, and if the Initial Deposit was in the form of a letter of credit, Purchaser shall also replace such letter of credit by depositing immediately available federal funds in the amount of ONE MILLION THREE HUNDRED THOUSAND AND NO/100 DOLLARS ($1,300,000.00) with Escrow Agent and the Escrow Agent shall, upon receipt of such funds, return the letter of credit to Purchaser – it being agreed that the total amount of the Initial Deposit and the Additional Deposit must equal TWO MILLION SIX HUNDRED THOUSAND AND NO/100 DOLLARS ($2,600,000.00) in immediately available funds. If Purchaser shall fail to deposit the Additional Deposit (and, if the Initial Deposit was in the form of a letter of credit, replace same with cash of equal amount) within the time period provided for above, Seller may at any time prior to the deposit of the Additional Deposit (and, if applicable, replacement), terminate this Agreement, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent shall immediately deliver the Initial Deposit to Purchaser and thereafter, neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. As used herein, the term “Deposit” means the Initial Deposit and the Additional Deposit, together with all interest accrued thereon.

3.3.    Application of Deposit. If the Closing occurs, the Deposit shall be paid to Seller and credited against the Purchase Price at Closing. If the Closing does not occur in accordance with the terms hereof, the Deposit shall be held and delivered as hereinafter provided.

3.4.    Interest Bearing. The Deposit shall (i) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller and (ii) include any interest earned thereon. To allow the interest bearing account to be opened, Purchaser's and Seller's tax identification or social security numbers are set forth below their signatures.

3.5.    Escrow Agent. Escrow Agent is executing this Agreement to acknowledge Escrow Agent's responsibilities hereunder, which may be modified only by a written amendment signed by all of the parties. Any amendment to this Agreement that is not signed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding on Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities hereunder, and does not assume or have any liability of the performance or non-performance of Purchaser or Seller hereunder to either of them. Additional provisions with respect to the Escrow Agent are set forth in Article XVI.

3.6.    Independent Consideration. Included in the Initial Deposit is the amount of FIFTY AND NO/100 DOLLARS ($50.00), as independent consideration for the execution of this Agreement (the “Independent Consideration”), which amount Seller and Purchaser agree has been bargained for as consideration for Seller’s execution and delivery of this Agreement and Purchaser’s right to inspect the Property pursuant to the terms of this Agreement. Such Independent Consideration shall be nonrefundable to Purchaser in all events.

ARTICLE IV.

Closing, Prorations and Closing Costs

4.1.    Closing. The closing of the purchase and sale of the Property shall occur on or before 10:00 a.m. Eastern time on or before Friday, November 19, 2021 and shall be held through escrow at the offices of the Escrow Agent, or at such other place agreed to by Seller and Purchaser. "Closing" shall be deemed to have occurred when the Title Company has been instructed by both parties to release escrow and to record the Deed. Time is hereby made of the essence. The date of Closing is referred to in this Agreement as the "Closing Date."

4.2.    Prorations. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of midnight of the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date.

4.2.1.    Taxes. Except to the extent payable directly by the tenants under the Leases, real estate and personal property taxes and special assessments, if any, shall each be prorated as of the Closing Date. Seller shall pay all real estate and personal property taxes and special assessments payable during the year of Closing and attributable to the Property to, but not including, the Closing Date. If the real estate and/or personal property tax rate and assessments payable during the year of Closing have not been set for the year, then the proration of such taxes shall be based upon the rate and assessments for the preceding tax year and such proration shall be adjusted in cash between Seller and Purchaser upon presentation of written evidence that the actual taxes paid during the year in which the Closing occurs, differ from the amounts used in the Closing in accordance with the provisions of Section 4.2.5 hereof. All taxes imposed due to a change of use of the Property after the Closing Date shall be paid by the Purchaser. If any taxes which have been apportioned shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be equitably apportioned between the parties hereto.

4.2.2.    Insurance. There shall be no proration of Seller's insurance premiums or assignment of Seller's insurance policies. Purchaser shall be obligated (at its own election) to obtain any insurance coverage deemed necessary or appropriate by Purchaser.

4.2.3    Utilities. Purchaser and Seller hereby acknowledge and agree that the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined. Seller shall attempt to have all utility meters read as of the Closing Date. Purchaser shall cause all utility services to be placed in Purchaser's name as of the Closing Date. If permitted by the applicable utilities, all utility deposits in Seller's name shall be assigned to Purchaser as of the Closing Date and Seller shall receive a credit therefor at Closing.

4.2.4.    Rents. Rents and other collected income (including, without limitation, all additional charges payable by tenants under the Leases, (collectively, "Rents")) collected by Seller prior to Closing shall be prorated as of the Closing Date. During the period after Closing, Purchaser shall deliver to Seller any and all Rents accrued but uncollected as of the Closing Date to the extent subsequently collected by Purchaser; provided, however, Purchaser shall apply Rents received after Closing first to payment of current Rent then due, and thereafter to delinquent Rents – with the delinquent rents owed to Seller being paid first. Seller shall have the right, after Closing to proceed against tenants who are no longer in occupancy at the Closing for Rents allocable to the period of Seller's ownership of the Property. Purchaser agrees that it shall use commercially reasonable efforts to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents). The amount of any unapplied security deposits under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits.

4.2.5.    Calculations. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The amount of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser agree to cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing. Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser. The provisions of Section 4.2 shall survive the Closing.

4.2.6.    Prepaid Items. Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be apportioned between the Seller and the Purchaser at the Closing. Monthly charges payable by Seller under the Assigned Contracts shall be prorated.

4.2.7.    Declaration Assessments. Any assessments and other charges paid by Seller under any private declaration affecting the Property shall be prorated between Seller and Purchaser at the Closing.

4.2.8.    Non-Proration Items. There will be no proration of, nor shall Purchaser be entitled to any credit for, any non-refundable deposits or fees or so-called “key money” under any of the Contracts.

4.2.9.    Rent Ready Credit. If any apartment unit is vacated seven (7) days or more prior to Closing, then, prior to Closing, Seller shall use commercially reasonable efforts to return such unit(s) to “rent ready condition” (meaning that all vacant units have been cleaned, painted and prepared for immediate tenant occupancy and that all appliances and electrical, plumbing and heating systems shall be in good and working order) (the condition of such apartment in satisfaction of the foregoing conditions is referred to herein as a “Rent Ready Condition”). To the extent any such units vacated seven (7) days or more prior to Closing are not in Rent Ready Condition by Closing, the Purchase Price shall be credited in an amount equal to $750 for each such unit that is not in a Rent Ready Condition. Prior to Closing, Purchaser shall be permitted to do a walk-thru of the Property to determine which vacant units are not in Rent Ready Condition.

4.3.    Closing Costs. Seller shall pay (a) the basic title premium for the Owner’s Policy; and (b) one-half of any escrow fees due to Escrow Agent. Purchaser shall pay (i) the cost of any endorsements to the Owner’s Policy, (ii) the cost of the Survey, including the cost of any ALTA Table A items or other certifications, (iii) the transfer tax incurred in connection with recording the Deed, (iv) any sales or use tax due on the transfer of Personal Property, which shall be remitted at Closing via the DR 100A form and the related sales or use tax return (Purchaser and Seller shall work in good faith to agree on the valuation of the Personal Property to be listed on the DR 100A form and the sales or use tax return), (v) one-half of any escrow fees due to Escrow Agent, (vi) all recording and filing fees for documents executed in connection with this Agreement executed and delivered by Seller at Closing, and (vii) all costs associated with Purchaser's due diligence, except as otherwise set forth herein. Each party shall be responsible for its own attorney's fees.

4.4.    Contracts. Unless Purchaser terminates this Agreement prior to the expiration of the Feasibility Period, then on or before the expiration of the Feasibility Period, Purchaser shall provide Seller with written notice of the Contracts Purchaser elects to assume (the “Assigned Contracts”). If Purchaser fails to deliver such assumption notice, then Purchaser shall be deemed to have elected to assume all of the Contracts. If Purchaser elects not to terminate this Agreement during the Feasibility Period, Purchaser acknowledges that Assigned Contracts will include, regardless of whether listed in Purchaser’s assumption notice, all Contracts, if any, which are not terminable on thirty (30) or less days’ notice, without cause and without penalty or fee to Seller. Seller shall deliver a termination notice at the Closing and shall be responsible for any termination fees as to all Contracts not constituting Assigned Contracts, but Purchaser will be responsible for any charges due under such Contracts until the effective date of termination. Notwithstanding anything in this Section 4.4 to the contrary, Seller agrees that all property management and leasing agreements entered into by Seller shall be terminated, effective as of the Closing Date, at the sole cost and expense of Seller.

ARTICLE V.

Purchaser's Right of Inspection; Feasibility Period

5.1.    Right to Evaluate. Commencing on the Effective Date and continuing until 5:00 p.m. Eastern time on Thursday, November 4, 2021 (the "Feasibility Period"), Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser's sole cost and expense and at Purchaser's and its agents' sole risk, to perform inspections and tests of the Property and to perform such other analyses, inquiries and investigations as Purchaser shall deem necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, "Physical Testing"), without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion. In the event Purchaser desires to conduct any such Physical Testing of the Property, then Purchaser shall submit to Seller, for Seller's approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller's sole and absolute discretion. If Seller does not approve the Physical Testing or approves only a portion thereof, Purchaser may, at its option, by sending written notice to Seller, elect to, either (i) terminate this Agreement or (ii) conduct during the Feasibility Period that portion of the Physical Testing approved by Seller, if any, or if Seller disapproves the entire proposed Physical Testing, affirmatively agree to forego any Physical Testing of the Property. In the event Purchaser terminates this Agreement as aforesaid, the Deposit shall be immediately refunded to Purchaser and this Agreement shall terminate and be of no further force and effect other than the Surviving Termination Obligations (as hereinafter defined). In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Property recommended by any such Physical Testing. After making such tests and inspections, Purchaser agrees to promptly restore the Improvements and surface of the Real Property to substantially the same condition immediately prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, at Purchaser's sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Five Million and No/100 Dollars ($5,000,000.00) combined single limit for personal injury and property damage per occurrence, such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests. Before the entry unto the Property by Purchaser or any of its agents, Purchaser must furnish Seller with a certificate of insurance, evidencing the above coverages, on ACORD Form 27 (and not ACORD Form 25-S), which certificate must provide that such insurance shall not be cancelled or changed until at least ten (10) days’ written notice is given to Seller. Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser's inspection.

5.2.    Inspection Obligations and Indemnity.

5.2.1.    General. Purchaser and its agents and representatives shall: (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not unreasonably interfere with the operation and maintenance of the Real Property; (c) not damage any part of the Property or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property; (f) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Real Property to substantially the same condition in which the same was found before any such inspection or tests were undertaken; and (h) not reveal or disclose any information obtained during the Feasibility Period concerning the Property to anyone outside Purchaser's organization other than its agents, consultants, representatives, lenders, financial partners and their agents, consultants and representatives, unless required to be disclosed by law or by regulatory or judicial process; (i) not contact or otherwise interview any tenant except in the presence of Seller or one of Seller’s representatives; and (j) not contact any Federal, State or local governmental authority concerning the Property, other than standard requests for zoning verification materials and verification of any outstanding building or fire violations. Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Property and Physical Testing.

5.2.2.    Indemnity. Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns (each an “Indemnified Party”) harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses, but expressly excluding any claims for indirect, consequential, special, exemplary, or punitive damages (collectively, “Claims”), including but not limited to reasonable attorneys' fees, arising out of Purchaser's or Purchaser's agents' inspections or tests permitted hereunder or any violation of the provisions of this Agreement, except to the extent such Claims are applicable to the gross negligence, fraud or willful misconduct of Seller or Seller’s representatives. However, the foregoing indemnity shall not be applicable to the mere discovery of an existing condition on the Property pursuant to an inspection undertaken in accordance with this Agreement.
5.2.3.    Access Protocols. Purchaser and its representatives shall comply with the following (collectively, the "Access Protocols"): (a) any access to the Property shall comply with any applicable laws regarding coronavirus disease 2019 ("COVID-19"); (b) no person will enter the Property if such person, or anyone in such person’s household, has been ill, has a fever, or has shown any symptoms of COVID-19; (c) temperature checks may be performed on all individuals prior to entering the Property; and (d) face masks shall be worn at all times and all persons entering the Property shall practice social distancing while on the Property. Purchaser hereby acknowledges and represents as follows: (1) Purchaser is aware of the COVID-19 pandemic and associated Safer at Home/Shelter in Place Orders (and any other similar federal, state or local orders) that have been enacted in response to the pandemic; (2) Purchaser voluntarily assumes all risks associated with entering the Property and all risks associated with the transmission of COVID-19; and (3) there are no guarantees that Purchaser or the representatives will not be exposed to and/or contract COVID-19 as a result of Purchaser's and the representatives' entry onto the Property. In consideration of Seller granting Purchaser the right to enter upon the Property pursuant to the terms and provisions of this Agreement, Purchaser hereby waives, covenants not to sue, releases and discharges forever Seller and each Indemnified Party (collectively, the "Released Parties") from all Claims of any form whatsoever, whether known or unknown, foreseen or unforeseen, anticipated or unanticipated, manifest or latent, which Purchaser now owns or holds, has at any time heretofore owned or held or may at any time own or hold by reason of any matter or thing arising out of or relating to any COVID-19 exposure as a result of Purchaser's entry onto the Property.

5.2.4.    Survival. This Section 5.2 shall survive the Closing and/or any termination of this Agreement.

5.3.    Seller Deliveries. If not already provided to Purchaser, Seller shall use its reasonable, good faith efforts to deliver to Purchaser or make available at the Property, at Seller's option, all of the items specified on Exhibit B attached hereto (the "Documents") to the extent such items are in Seller's possession; provided, however, except as otherwise expressly set forth in Section 7.1 hereof or in the Deed executed by Seller at Closing, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Property. Except with respect to claims related to any representations and warranties expressly set forth in Section 7.1 hereof or in the Deed executed by Seller at Closing, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials. Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller's internal memoranda, attorney-client privileged materials, roof or other physical inspection reports, internal appraisals and economic evaluations of the Property, and reports regarding the Property prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller. Purchaser acknowledges that any and all of the Documents that are not otherwise known by or available to the public are proprietary and confidential in nature and will be delivered to Purchaser solely to assist Purchaser in determining the feasibility of purchasing the Property. Except as required by law, court order or any regulation applicable to Purchaser (including, without limitation, any SEC (defined below) regulation), Purchaser agrees not to disclose such non-public Documents, or any of the provisions, terms or conditions thereof, to any party outside of Purchaser's organization other than its agents, consultants, representatives, lenders and financial partners and their agents, consultants and representatives. Purchaser shall return or destroy all of the Documents, on or before three (3) business days after the first to occur of (a) such time as Purchaser notifies Seller in writing that it shall not acquire the Property, or (b) such time as this Agreement is terminated for any reason. This Section 5.3 shall survive any termination of this Agreement without limitation.

5.4.    Independent Examination. Purchaser hereby acknowledges that it has been, or will have been given, prior to the termination of the Feasibility Period, a full, complete and adequate opportunity to make such legal, factual and other determinations, analyses, inquiries and investigations as Purchaser deems necessary or appropriate in connection with the acquisition of the Property. Purchaser is relying upon its own independent examination of the Property and all matters relating thereto and not upon any statements of Seller (excluding the limited matters expressly represented by Seller in Article VII hereof) or of any officer, director, employee, agent or attorney of Seller with respect to acquiring the Property. Seller shall not be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser. The provisions of this Section 5.4 shall survive Closing and/or termination of this Agreement.

5.5.    Termination Right. In the event that Purchaser determines that it does not desire to acquire the Property, Purchaser shall provide written notice to Seller before the end of the Feasibility Period, and, subject to the Surviving Termination Obligations (as defined in Section 16.12 herein), this Agreement shall terminate, the Deposit shall be delivered to Purchaser and thereupon neither party shall have any further rights or obligations to the other hereunder. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the expiration of the Feasibility Period, time being of the essence, the termination right described in this Section 5.5 shall be immediately null and void and of no further force or effect. Purchaser's failure to provide such notice on or before the end of the Feasibility Period shall constitute Purchaser's waiver of the herein-described termination right. This is an “all or none” transaction and Purchaser has no right to terminate this Agreement as to any part of the Property. In the event Purchaser determines (or is deemed to have determined) to proceed with the transaction in accordance with the terms of this Agreement then, after the expiration of the Feasibility Period and through the Closing, Purchaser and its agents shall continue to have the right to access the Property to perform inspections and tests of the Property and to perform such other analyses, inquiries and investigations as Purchaser shall deem necessary or appropriate; provided, however, Purchaser acknowledges and agrees that Purchaser shall have no right, express or implied, to terminate this Agreement after the Feasibility Period due, directly or indirectly, to the results of any such inspections, tests, inquiries, investigations or analyses.

ARTICLE VI.

Title and Survey Matters

6.1.    Title. Purchaser hereby acknowledges receipt of a title insurance commitment (the "Commitment") for an Owner's Policy of Title Insurance, issued by Chicago Title Insurance Company (the "Title Company"), covering the Real Property, together with a copy of all exceptions set forth therein. Purchaser shall notify Seller, in writing, within five (5) days before the expiration of the Feasibility Period of any title exceptions or other items identified in the Commitment or Survey which Purchaser reasonably disapproves. Any exception or other items shown in the Commitment or Survey as of the end of the Feasibility Period or otherwise not disapproved in writing within said time period shall be deemed approved by Purchaser and shall constitute a "Permitted Exception" hereunder. If Purchaser elects not to terminate this Agreement under Section 5.5, Purchaser will be deemed to have waived any title objections which remain uncured as of the end of the Feasibility Period and such uncured title objections (other than those, if any, which Seller, in Seller’s sole discretion, agrees in writing prior to the end of the Feasibility Period to cure prior to Closing) shall be considered Permitted Exceptions. Purchaser and Seller hereby agree that (i) all non-delinquent property taxes and assessments, (ii) the rights of the tenants under the Leases and Approved New Leases without any options to purchase or rights of first offer or rights of first refusal, and (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser shall constitute "Permitted Exceptions". Notwithstanding anything to the contrary, any deed of trust liens, mechanics liens or other monetary liens created against the Property as a result of Seller’s acts or omissions (e.g., and not the act or omission of any Tenant) that are capable of being cured with the payment of money (collectively, “Seller Liens”), whether or not timely objected, shall not be Permitted Exceptions and shall be removed or terminated, as applicable, by Seller on or before Closing. Without Seller's prior written consent, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof. If Purchaser elects to terminate this Agreement, Purchaser shall be responsible for any title fees due Title Company as a result of the actions of Purchaser. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser acknowledges and agrees that, at any time prior to Closing, Seller may elect in its sole discretion to sign and record (a) an Easement Agreement (Sanitary Sewer Non-Exclusive) to Southgate Sanitation District substantially in the form included in the Documents (the “Southgate Sewer Easement”), which will affect the Property; and (b) a Monument Sign Easement Agreement with Jones District Community Authority Board substantially in the form included in the Documents (the “Monument Sign Easement”) which will affect the Property. Purchaser further acknowledges and agrees that the Southgate Sewer Easement and the Monument Sign Easement shall constitute a “Permitted Exception” hereunder, and Purchaser shall not have the right to disapprove the same.

6.2.    Survey. Seller has provided Purchaser with a copy of Seller’s existing survey of the Property (the “Existing Survey”). Purchaser shall have the right to request a new survey or an update to the Existing Survey (any such new or updated survey, the “Survey”) during the Feasibility Period. If the Survey discloses any matters which are unacceptable to Purchaser, in Purchaser’s sole and absolute discretion, Purchaser shall notify Seller in writing no later than the expiration of the Feasibility Period. Any survey matter shown on the Survey not disapproved in writing within said time period (or otherwise shown on the Survey as of the last day of the Feasibility Period) shall be deemed approved by Purchaser and shall constitute a Permitted Exception hereunder. If Purchaser elects not to terminate this Agreement under Section 5.5, Purchaser will be deemed to have waived any survey objections which remain uncured as of the end of the Feasibility Period and such uncured survey objections shall be considered Permitted Exceptions. Seller may, at its sole election, on or before the Closing Date, have any Survey matters to which Purchaser has objected removed; provided, however, in no event will Seller be obligated to do so or otherwise incur costs with respect thereto. If Purchaser fails, for any or no reason, to obtain the Survey during the Feasibility Period, Purchaser will be deemed to have waived any requirement set forth in this Agreement regarding the Survey and all matters shown on the Existing Survey or which would be shown on a current survey of the Property had one been obtained, shall also be considered “Permitted Exceptions.”

6.3.    New Title Exceptions. Notwithstanding anything to the contrary contained herein, if the Commitment or Survey is updated after the Feasibility Period to reflect a new title or survey exception (a “New Title Exception”), Purchaser shall, as long as such New Title Exception was not caused or created by Purchaser, have the right to object to same by delivery of written notice to Seller (the “New Title Objection Notice”) on or before the earlier of the Closing Date or two (2) business days following the date Purchaser receives the updated Commitment or Survey. If Purchaser fails to timely deliver the New Title Objection Notice, Purchaser will be deemed to have waived such New Title Exception and same will be considered a Permitted Exception hereunder. Seller has no obligation to cure any New Title Exception (other than a Seller Lien), but if Seller timely receives a New Title Objection Notice and fails to provide the Title Company with such affidavits, indemnities, bonds or other assurances necessary for the Title Company to issue the Title Policy without exception for such New Title Exception, then Purchaser shall have the right to terminate this Agreement by delivery of written notice to Seller and the Title Company on or before the Closing Date. If Purchaser timely delivers such termination notice, the Deposit shall be delivered to Purchaser and thereupon neither party shall, subject to the Surviving Termination Obligations, have any further rights or obligations to the other hereunder. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the Closing Date, time being of the essence, the termination right described in this Section 6.3 shall be immediately null and void and of no further force or effect, the Closing will occur as scheduled and the Permitted Exceptions will include all uncured New Title Exceptions.

ARTICLE VII.

Representations and Warranties of the Seller

7.1.    Seller's Representations. Seller represents and warrants that the following matters are true and correct as of the Effective Date with respect to the Property and as a condition of Closing, these matters will be true and correct at Closing.

7.1.1.    Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not, to the best of Seller’s knowledge, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing, will (i) be duly authorized, executed and delivered by Seller, (ii) be legal, valid and binding obligations of Seller, and (iii) not violate, to the best of Seller’s knowledge, any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

7.1.2.    Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code, and Seller agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).
7.1.3.    No Default. The execution and delivery of this Agreement, and consummation of the transaction described in this Agreement, will not, to the best of Seller’s knowledge, constitute a default under any contract, lease, or agreement to which Seller is a party and relating to the Property.
7.1.4.    No Suits. There is no action, suit or proceeding pending, or to the best of Seller’s knowledge, threatened, against Seller and relating to or arising out of the ownership, management or operation of the Property, in any court or before or by and federal, state, or municipal department, commission, board, bureau or agency or other governmental instrumentality.
7.1.5    Rent Roll and Operating Statements. The rent roll provided to Purchaser as part of the Documents was prepared by or for Seller in the ordinary course of its business and is the rent roll used and relied upon by Seller in connection with its operation of the Property. The operating statements for the Property provided to Purchaser as part of the Documents were prepared by or for Seller in the ordinary course of its business and are the Operating Statements used and relied upon by Seller in connection with its operation of the Property.
7.1.6    Contracts. To the best of Seller’s knowledge, the list of Contracts delivered or to be delivered to Purchaser pursuant to this Agreement is or will be true, correct, and complete in all material respects as of the date of its delivery. Neither Seller nor, to the best of Seller's knowledge, any other party is in material default under any Contract.

7.1.7    Tax Appeals. There are no tax protests, challenges or appeal currently pending with respect to the Property.
7.1.8    Violations. Seller has not, to the best of Seller’s knowledge, received written notice from any governmental entity of any violation by Seller of any law, rule or regulation affecting the Property or its use including any environmental law or regulation, nor any written notice that the Property is in violation of any applicable building or zoning code or ordinance, except for any such matters which may have been previously cured by Seller.
7.1.9    No Third Party Options. Seller has not granted any unrecorded rights of first refusal, unrecorded rights of reverter or unrecorded options to purchase the Property or any interest therein that remain outstanding, other than Purchaser pursuant to this Agreement and as reflected in the Title Commitment.
7.1.10    FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).
7.1.11    Employees. Seller has no employees
7.1.12    ERISA. Seller is not: (i) an “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended; (ii) a “plan” (within the meaning of Section 4975(e)(1) of the Code); or (iii) an entity whose underlying assets include “plan assets” by reason of a plan’s investment in such entity.

7.1.13    USA Patriot Act. Seller represents and warrants, as of the date of this Agreement and as of the Closing, that (i) it is and at all times has been in compliance with all United States federal, state and local laws and regulations and the laws and regulations of any foreign jurisdiction relating to the prevention of money laundering applicable to it or its property or in respect of its business and operations, including all applicable financial record-keeping, know-your-customer and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended from time to time, including by the Uniting and Strengthening America by Providing Appropriate Tools to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act” and all such laws and regulations, the “Money Laundering Laws”), and (ii) this transaction is not being conducted by Seller in connection with any violation of the Money Laundering Laws and will not cause Seller to be in violation of any Money Laundering Laws.

7.1.14    OFAC. Seller further represents and warrants, as of the date of this Agreement and as of the Closing, that none of (i) the Seller, (ii) to the best of Seller’s knowledge, any affiliate of the Seller, (iii) to the best of Seller’s knowledge, any person on whose behalf the Seller or any affiliate of the Seller is acting, or (iv) to the best of Seller’s knowledge, any person who directly or indirectly beneficially owns securities issued by the Seller or any affiliate of the Seller is: (1) a country, territory or person targeted by sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury

(“OFAC”) or the United States Department of State, including, without limitation, any person identified on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identifications List or the Consolidated Sanctions List issued by OFAC, (2) a national or resident of, an entity organized or chartered by or in, a government instrumentality of, or an organization with a place of business in a country or territory that is subject to comprehensive sanctions administered by OFAC (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), (3) a person who is 50% or more beneficially owned by one or more persons named on the list of Specially Designated Nationals and Blocked Persons or whose property or interest in property is blocked by sanctions administered by OFAC, (4) a person engaged, directly or indirectly, in any transactions or other activities with any country, territory or person prohibited by OFAC, (5) a person that resides or has a place of business in any country or territory described in clause (2) hereof or which is designated as a High Risk or Other Monitored Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction or territory, (6) a “Foreign Shell Bank” within the meaning of the USA PATRIOT ACT, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, (7) a person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (8) a person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (9) a person that otherwise appears on any U.S.- government provided list of known or suspected terrorists or terrorist organizations. Except to the extent permitted by Law, the Seller has not engaged in transactions of any type with any party described in any of clauses (1) through (9) in the past and is not currently engaging in any such transaction. Seller has in place and will continue to maintain until the Closing internal policies and procedures that are reasonably designed to ensure the foregoing and to ensure that Seller complies with any obligation to “block” assets that may come into the possession or control of Seller and to report such blocked assets or attempted transaction by such persons to OFAC in the manner and to the extent required by law

7.2.    Seller's Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases "to the best of Seller's knowledge", "to the current, actual, conscious knowledge of Seller" or the "knowledge" of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of Dave Freeman and Kendrick Leckband and Seller represents that the foregoing are those employees of TA Realty, LLC with the responsibility for overseeing the sale, management and operation of the Property. Such individuals have no personal liability under this Agreement or otherwise with respect to the Property.

7.3.    Change in Representation/Waiver. Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that Purchaser shall not be entitled to rely on any representation made by Seller in this Article VII to the extent, prior to or at Closing,

Purchaser shall have or obtain actual knowledge of any information that was contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (i) terminate this Agreement or (ii) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter. In the event Purchaser terminates this Agreement for the reasons set forth above, the Deposit shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than under Section 16.12 hereof. In furtherance thereof, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser, to the extent that, prior to the Closing, Purchaser discovers or learns of information (from whatever source, including, without limitation the property manager, the tenant estoppel certificates, as a result of Purchaser's due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller's agents and employees) that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.
7.4.    Survival. All representations and warranties of Seller in this Agreement (a) shall expire and be of no further force and effect as of the date that is nine (9) months after Closing (the period between the Closing and such date, the “Survival Period”) except to the extent, and only to the extent, if any, that Purchaser shall have given Seller written notice during the Survival Period which describes in reasonable detail the breach or alleged breach of such representations and warranties and the curative actions requested by Purchaser and provides Seller with a reasonable period of time (not to exceed 30 days) in which to resolve such matters to the reasonable satisfaction of Purchaser; and (b) shall expire and be of no further force and effect on the first day following the second (2nd) anniversary of the Closing Date (the period between the Closing and such day, the “Claim Commencement Period”) with respect to any matters disclosed in a notice delivered by Purchaser to Seller during the Survival Period except to the extent, and only to the extent, if any, that Purchaser shall have instituted litigation during the Claim Commencement Period with respect to matters disclosed in such notice which have not previously been resolved.
7.5.    Seller Net Worth Covenant. Seller agrees to maintain a tangible net worth at least equal to the Liability Cap (as hereinafter defined) during the Survival Period (and, if a claim has been asserted during the Survival Period, Seller shall maintain after the Survival Period a tangible net worth at least equal to the lesser of (i) the Cap Amount and (ii) the amount of the claim until the final resolution of such claim (or through the sixtieth (60th) day after the Claim Commencement Period if Purchaser has not commenced legal action in connection with such claim on or before such sixtieth (60th) day). The terms of this Section shall not survive any termination of this Agreement but shall survive the Closing for the period set forth above, but not thereafter.

ARTICLE VIII.

Representations and Warranties of Purchaser

8.1.    Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date.

8.1.1    Authority. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not, to the best of Purchaser’s knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, at the time of Closing will be legal, valid and binding obligations of Purchaser, and at the time of Closing will not, to the best of Purchaser’s knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2.    Bankruptcy or Debt of Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser's creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser's assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser's assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

8.1.3.    ERISA Compliance. Purchaser has informed Seller and Purchaser hereby represents and warrants to Seller that Purchaser is not a "plan" nor a plan "fiduciary" nor an entity holding "plan assets" (as those terms are defined under the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service, "ERISA") nor an entity whose assets are deemed to be plan assets under ERISA and that the Property shall not constitute plan assets subject to ERISA upon conveyance of the Property by Seller and the closing of this Agreement between Purchaser and Seller. Seller shall not have any obligation to close the transaction contemplated by this Agreement if the transaction for any reason constitutes a prohibited transaction under ERISA or if Purchaser's representation is found to be false or misleading in any respect. The foregoing representation and warranty shall survive the Closing.

8.1.4.    No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.1.5.    No Consents. No consent to the acquisition of the Property by Purchaser is required to be obtained from any person or entity, including, without limitation, any governmental agency or public administrative body.

8.1.6.    USA Patriot Act. Purchaser represents and warrants, as of the date of this Agreement and as of the Closing, that (i) it is and at all times has been in compliance with all Money Laundering Laws, and (ii) this transaction is not being conducted by Purchaser in connection with any violation of the Money Laundering Laws and will not cause Purchaser to be in violation of any Money Laundering Laws.

8.1.7.    OFAC. Purchaser further represents and warrants, as of the date of this Agreement and as of the Closing, that none of (i) the Purchaser, (ii) to the best of Purchaser’s knowledge, any affiliate of the Purchaser, (iii) to the best of Purchaser’s knowledge, any person on whose behalf the Purchaser or any affiliate of the Purchaser is acting, or (iv) to the best of Purchaser’s knowledge, any person who directly or indirectly beneficially owns securities issued by the Purchaser or any affiliate of the Purchaser is: (1) a country, territory or person targeted by sanctions administered by OFAC or the United States Department of State, including, without limitation, any person identified on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identifications List or the Consolidated Sanctions List issued by OFAC, (2) a national or resident of, an entity organized or chartered by or in, a government instrumentality of, or an organization with a place of business in a country or territory that is subject to comprehensive sanctions administered by OFAC (including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine), (3) a person who is 50% or more beneficially owned by one or more persons named on the list of Specially Designated Nationals and Blocked Persons or whose property or interest in property is blocked by sanctions administered by OFAC, (4) a person engaged, directly or indirectly, in any transactions or other activities with any country, territory or person prohibited by OFAC, (5) a person that resides or has a place of business in any country or territory described in clause (2) hereof or which is designated as a High Risk or Other Monitored Jurisdiction by the Financial Action Task Force on Money Laundering, or whose subscription funds are transferred from or through such a jurisdiction or territory, (6) a “Foreign Shell Bank” within the meaning of the USA PATRIOT ACT, i.e., a foreign bank that does not have a physical presence in any country and that is not affiliated with a bank that has a physical presence and an acceptable level of regulation and supervision, (7) a person that resides in, or is organized under the laws of, a jurisdiction designated by the Secretary of the Treasury under Section 311 or Section 312 of the USA PATRIOT Act as warranting special measures due to money laundering concerns, (8) a person that is designated by the Secretary of the Treasury as warranting such special measures due to money laundering concerns, or (9) a person that otherwise appears on any U.S.- government provided list of known or suspected terrorists or terrorist organizations. Except to the extent permitted by Law, the Purchaser has not engaged in transactions of any type with any party described in any of clauses (1) through (9) in the past and is not currently engaging in any such transaction. Purchaser has in place and will continue to maintain until the Closing internal policies and procedures that are reasonably designed to ensure the foregoing and to ensure that Purchaser complies with any obligation to “block” assets that may come into the possession or control of Purchaser and to report such blocked assets or attempted transaction by such persons to OFAC in the manner and to the extent required by law.

8.1.8.    Money Laundering Laws. The amounts paid or to be paid by Purchaser to Seller in respect of the transactions contemplated by this Agreement are not directly or, to Purchaser’s knowledge, indirectly, derived from activities that may contravene U.S. federal or state or non-U.S. laws or regulations, including the Money Laundering Laws.

8.2.    Purchaser's Acknowledgment. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement and in the Deed executed by Seller at Closing, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other matter with respect to the Property, and specifically that, except as provided herein, Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and other applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement and in the Deed executed by Seller at Closing, having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information. Purchaser further acknowledges and agrees that, except as expressly provided in this Agreement and in the Deed executed by Seller at Closing, and as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Property as provided for herein is made on an "AS IS, WHERE IS" CONDITION AND BASIS "WITH ALL FAULTS." Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement; that Purchaser is represented by legal counsel in connection with this transaction and Purchaser has conferred with such legal counsel concerning this waiver. Notwithstanding anything herein to the contrary, in no event shall Seller have any liability for any breach of a representation, warranty, covenant and/or indemnity set forth herein or in any of the closing documents in excess of one and one-quarter percent (1-1/4%) of the Purchase Price (the “Liability Cap”) in the aggregate for all claims, including court costs and reasonable attorneys’ fees for enforcement, in the aggregate, the Liability Cap shall not apply to (i) Seller’s obligation to adjust prorations after Closing if, as and when required under Section 4.2.5; and (ii) Seller’s brokerage fee indemnity obligations under Section 14.1. The provisions of this Section 8.2 shall survive Closing and/or termination of this Agreement.

8.3.    Purchaser's Release. Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller's affiliates, Seller's investment manager, property manager, the partners, trustees, shareholders, beneficiaries, directors, officers, employees, attorneys and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any hazardous or regulated substance, (iv) the Property's compliance with any applicable federal, state or local law, rule or regulation, or (v) any other aspect of the Property; provided, however, this release does not apply to Seller’s breach of any of the representations and warranties of Seller set forth in Article VII or the Deed executed by Seller at Closing. The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement.

8.4.    Survival. All representations and warranties of Purchaser in this Agreement (a) shall expire and be of no further force and effect as of the last day of the Survival Period except to the extent, and only to the extent, if any, that Seller shall have given Purchaser written notice during the Survival Period which describes in reasonable detail the breach or alleged breach of such representations and warranties and the curative actions requested by Seller and provides Purchaser with a reasonable period of time in which to resolve such matters to the reasonable satisfaction of Seller; and (b) shall expire and be of no further force and effect on the last day of the Claim Commencement Period with respect to any matters disclosed in a notice delivered by Seller to Purchaser during the Survival Period except to the extent, and only to the extent, if any, that Seller shall have instituted litigation during the Claim Commencement Period with respect to matters disclosed in such notice which have not previously been resolved.

ARTICLE IX.

Seller's Interim Operating Covenants.

9.1.    Operations. Seller agrees to continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller's business and substantially in accordance with Seller's past practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement, except that Seller shall not be required to make any capital improvement or replacement to the Property.

9.2.    Maintain Insurance. Seller agrees to maintain until the Closing Date fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date.

9.3.    Personal Property. Seller agrees not to transfer or remove any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

9.4.    No Sales. Except for the execution of tenant Leases pursuant to Section 9.5, Seller agrees that it shall not convey any interest in the Property to any third party.

9.5.    Tenant Leases and Contracts. Prior to the expiration of the Feasibility Period Seller shall have the right, without Purchaser’s consent, to continue to lease the Property in accordance with Seller’s existing leasing practices. From and after the expiration of the of the Feasibility Period, Seller shall not, without Purchaser’s consent, in Purchaser’s sole discretion, enter into any new Lease or amend any existing Lease unless such new Lease or amendment (i) is on Seller’s standard lease form, without modification thereof or concessions thereunder; and (ii) does not provide for any free rent or rent abatement, except as may be consistent, in Seller’s reasonable opinion, with then current market conditions. During the pendency of this Agreement, Seller will not enter into any contract that will be an obligation affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause on 30-days’ notice and without penalty or cancellation fee, without the prior consent of Purchaser, which shall not be unreasonably withheld or delayed.

9.6.    Listing and Other Offers. For so long as this Agreement remains in effect, Seller shall not accept “back up” offers and purchase contracts with respect to the Property from third parties and shall not actively negotiate with or solicit any other third party regarding a sale of all or any portion of the Property – it being understood, however, that the foregoing does not prohibit Seller or its brokers from responding to inquiries of third parties regarding the sale of the Property and to indicate that Seller is under contract with respect to the Property.

ARTICLE X.

Closing Conditions.

10.1.    Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

10.1.1.    Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date and Purchaser shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

The conditions set forth in this Section 10.1 are solely for the benefit of Seller and may be waived only by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions. In the event any of the foregoing conditions are not satisfied on or prior to the Closing, Seller may elect to terminate this Agreement, whereupon the Deposit shall be returned to Purchaser unless the provisions of Section 13.2 apply in which case the Deposit shall be paid to Seller and neither party shall have any further obligations or liabilities to the other, except for those obligations and liabilities that expressly survive a termination hereof.

10.2.    Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.2.1.    Representations, Warranties and Covenants of Seller. All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date and Seller shall have performed and complied in all material respects with all covenants and agreement required by this Agreement to be performed or complied with by Seller prior to the Closing Date.

10.2.2.     Title Policy. Upon recordation of the Deed and payment of the title insurance premiums, the Title Company shall be prepared to issue to Purchaser an Owner's Policy of Title Insurance in the amount of the Purchase Price, insuring Purchaser as owner of good and indefeasible fee simple title to the Property, and subject only to the Permitted Exceptions

10.2.3.    CC&R Estoppels. Seller shall, at Purchaser’s request, use reasonable efforts to obtain and deliver to Purchaser promptly after receipt, a written estoppel certificate from all parties to any declarations of covenants, conditions restrictions and easements or similar agreements which burden or benefit the Real Property and other adjacent real property in substantially the forms delivered by Purchaser to Seller during the Feasibility Period. The signed certificates from such parties are collectively referred to herein as the “CCR Estoppels.” Seller will deliver copies of the signed CCR Estoppels to Purchaser promptly following receipt. Purchaser agrees that neither Seller nor its property manager shall be required to incur any expense or liability nor shall Seller have any obligation to declare a default or otherwise threaten or pursue any remedy for the failure of any association

(or other entity) to deliver any CCR Estoppel. Purchaser acknowledges and agrees that, notwithstanding anything herein to the contrary, the execution or delivery of any CCR Estoppel shall not be a condition to Purchaser’s obligation to proceed to the Closing nor shall the failure, for any or no reason, to receive any CCR Estoppel be deemed a default by Seller or otherwise entitle Purchaser to terminate this Agreement or receive back the Deposit.

10.2.4.    Possession of the Property. Delivery by Seller of possession of the Property, subject to the Permitted Exceptions and the rights of tenants under the Leases and Approved New Leases.

The conditions set forth in this Section 10.2 are solely for the benefit of Purchaser and may be waived only by Purchaser. Purchaser shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions. In the event any of the foregoing conditions are not satisfied on or prior to the Closing, Purchaser may elect to terminate this Agreement, whereupon the Deposit shall be returned to Purchaser and neither party (except if the provisions of Section 13.1 apply, in which case Purchaser may pursue the remedies provided therein) shall have any further obligations or liabilities to the other, except for those obligations and liabilities that expressly survive a termination hereof.

ARTICLE XI.

Closing

11.l.    Purchaser's Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

11.1.1.    The Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 3:00 p.m. Central Standard Time.

11.1.2    A blanket conveyance and bill of sale, substantially in the form attached hereto as Exhibit G (the "General Assignment"), duly executed by Purchaser, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts, the records and plans, and the Intangible Property.

11.1.3.    Written notice executed by Purchaser and addressed to the tenants, (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefore, substantially in the form attached hereto as Exhibit H.

11.1.4.    Evidence reasonably satisfactory to Seller and the Title Company that the person executing the Closing documents on behalf of Purchaser has full right, power and authority to do so.

11.1.5.    A closing statement duly executed by Purchaser setting forth the Purchase Price and any adjustments thereto.

11.1.6.    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement including a Real Property Transfer Declaration form (TD-1000) duly executed by Purchaser.

11.2.    Seller's Closing Obligations. Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

11.2.1.    A special warranty deed (the "Deed") in recordable form duly executed and acknowledged by Seller conveying to Purchaser the Land and Improvements described on Exhibit A in fee simple, subject only to the Permitted Exceptions, substantially in the form attached hereto as Exhibit F.

11.2.2.    The General Assignment, duly executed by Seller, conveying and assigning to Purchaser the Personal Property, the Leases, the Contracts, the records and plans, and the Intangible Property.

11.2.3.    Written notice executed by Seller (i) acknowledging the sale of the Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for any security deposits identified in the rent roll, and (iii) indicating that rent should thereafter be paid to Purchaser, substantially in the form attached hereto as Exhibit H.
11.2.4.    Evidence reasonably satisfactory to Purchaser and the Title Company that the person executing the Closing documents on behalf of Seller has full right, power and authority to do so.

11.2.5.    A certificate duly executed by Seller substantially in the form attached hereto as Exhibit I ("Non-foreign Entity Certification") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

11.2.6.    The following items, to the extent in Seller's possession: (i) all keys for all entrance door and spaces which may be locked (whether occupied or not) in the Improvements; and (ii) all original (to the extent available, otherwise copies of) Leases, Contracts, permits, books, records, tenant files, tenant database, operating reports, plains and specifications and other materials reasonably necessary to the continuity of operation of the Property – the foregoing items may be delivered at the Property and not at the Closing.

11.2.7.    A closing statement duly executed by Seller setting forth the Purchase Price and any adjustments thereto.

11.2.8.    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including a Form DR 1083 duly executed by Seller.

ARTICLE XII.

Risk of Loss.

12.1.    Condemnation and Casualty. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof. If such condemnation or casualty is "Material" (as hereinafter defined), Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller's notice, or the Closing Date, whichever is earlier. If this Agreement is terminated, the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Termination Obligations. If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction but (x) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation including any rent abatement insurance for such casualty or condemnation and (y) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price.

12.2.    Condemnation Not Material. If the condemnation is not Material, then Seller shall give Purchaser a credit at Closing for any deductible under the insurance policies, the Closing shall occur without abatement of the Purchase Price and, after deducting Seller's reasonable costs and expenses incurred in collecting any award, Seller shall assign, without recourse, all remaining awards or any rights to collect awards to Purchaser on the Closing Date.

12.3.    Casualty Not Material. If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price and Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any costs of repairs and net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or such casualty including any rent abatement insurance for such casualty.

12.4.    Materiality. For purposes of this Article XII (i) with respect to a taking by eminent domain, the term "Material" shall mean any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, excluding, however, any taking solely of subsurface rights or takings for utility easements or right of way easements, if the surface of the Property, after such taking, may be used in the same manner, as reasonably determined by Purchaser, as though such rights had not been taken and (ii) with respect to a casualty, the term "Material" shall mean (x) any casualty such that the cost of repairs, reasonably estimated by Seller, are greater than two percent (2%) of the Purchase Price, (y) which permanently and adversely affects access to the Property; or (z) results in the Property’s failure to comply with then-applicable zoning ordinances and requirements.

ARTICLE XIII.

Default

13.1.    Default by Seller. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (i) terminate this Agreement and receive the Deposit from the Escrow Agent and, if Seller’s default was material and intentional, Purchaser shall recover from Seller all of Purchaser’s out-of-pocket costs and expenses incurred in connection with this Agreement and Purchaser’s investigations of the Property, not to exceed One Hundred Fifty Thousand Dollars ($150,000) in the aggregate, and in such event Seller shall not have any liability whatsoever to Purchaser hereunder other than with respect to the Surviving Termination Obligations or (ii) enforce specific performance of Seller’s obligation to convey the Property, without adjustment to, or credit against, the Purchase Price. Purchaser shall be deemed to have elected to terminate this Agreement (as provided in subsection (i) above) if Purchaser fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller on or before ten (10) days after written notice of termination from Seller or ten (10) days after the originally scheduled Closing Date, whichever shall occur first, or having given Seller notice, fails to file a lawsuit asserting such cause of action within thirty (30) days after the originally scheduled Closing Date. Notwithstanding the foregoing, nothing contained herein shall limit Purchaser's remedies at law or in equity, as to the Surviving Termination Obligations.

13.2.    Default by Purchaser. IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER HEREBY AGREE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), A SUM EQUAL TO THE DEPOSIT. UPON SUCH DEFAULT BY PURCHASER, SELLER SHALL HAVE THE RIGHT TO RECEIVE THE DEPOSIT FROM THE ESCROW AGENT AS ITS SOLE AND EXCLUSIVE REMEDY AND THEREUPON THIS AGREEMENT SHALL BE TERMINATED AND NEITHER SELLER NOR PURCHASER SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT WITH RESPECT TO THE SURVIVING TERMINATION

OBLIGATIONS. THE AMOUNT OF THE DEPOSIT SHALL BE THE FULL, AGREED AND LIQUIDATED DAMAGES FOR PURCHASER'S DEFAULT AND FAILURE TO COMPLETE THE PURCHASE OF THE PROPERTY, ALL OTHER CLAIMS TO DAMAGES OR OTHER REMEDIES BEING HEREBY EXPRESSLY WAIVED BY SELLER. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER'S REMEDIES AT LAW OR IN EQUITY AS TO THE SURVIVING TERMINATION OBLIGATIONS. IF SELLER TERMINATES THIS AGREEMENT PURSUANT TO A RIGHT GIVEN TO IT HEREUNDER AND PURCHASER TAKES ANY ACTION WHICH INTERFERES WITH SELLER’S ABILITY TO SELL, EXCHANGE, TRANSFER, LEASE, DISPOSE OF OR FINANCE ALL OR ANY PORTION OF THE PROPERTY OR TAKE ANY OTHER ACTIONS WITH RESPECT THERETO (INCLUDING, WITHOUT LIMITATION, THE FILING OF ANY LIS PENDENS OR OTHER FORM OF ATTACHMENT AGAINST ANY PORTION OF THE PROPERTY), THEN THE NAMED PURCHASER (AND ANY PERMITTED ASSIGNEE OF PURCHASER’S INTEREST HEREUNDER) SHALL BE LIABLE FOR ALL LOSS, COST, DAMAGE, LIABILITY OR EXPENSE (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS’ FEES, COURT COSTS AND DISBURSEMENTS AND CONSEQUENTIAL DAMAGES) INCURRED BY SELLER BY REASON OF SUCH ACTION TO CONTEST BY PURCHASER. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.

/s/ SD	/s/ PH
SELLER’S INITIALS	PURCHASER’S INITIALS

ARTICLE XIV.

Brokers

14.1.    Brokers. Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder's fee or other compensation with respect to the transaction contemplated hereby other than JLL (“Broker”). Seller will be responsible for the commission owed Broker. Broker shall be paid only upon the Closing of the purchase and sale contemplated hereby pursuant to a separate agreement. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser's (or its nominee's) representations and warranties contained in this Article XIV. Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller's representations and warranties contained in this Article XIV. Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the Deposit, that no broker shall have any rights or cause of action hereunder, and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement. The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV.

Confidentiality

15.1.    Confidentiality. Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and, except as required by law, court order or any regulation applicable to Purchaser (including, without limitation, any SEC (defined below) regulation), shall not be disclosed by Purchaser except to its legal counsel, surveyor, title company, broker, accountants, consultants, officers, partners, directors and shareholders and any prospective lenders, financial partners and their agents, consultants and representatives (the "Authorized Representatives"), and except and only to the extent that such disclosure may be necessary for its performance hereunder. Purchaser agrees that it shall instruct each of its Authorized Representatives to maintain the confidentiality of such information (and Purchaser shall be responsible for the failure of any Authorized Representative to so maintain) and at the request of Seller, to promptly inform Seller of the identity of each such Authorized Representative. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller except as required by law, court order or any regulation applicable to Purchaser (including, without limitation, any SEC (defined below) regulation). If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly return to Seller, and shall instruct its Authorized Representatives to return to Seller, all copies and originals of all documents and information provided to Purchaser by Seller. Nothing contained in this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 15.1 in connection with the party's enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein. The provisions of this Section 15.1 shall survive any termination of this Agreement.

15.2.    Post Closing Publication. Notwithstanding the foregoing, each party shall have the right to announce the acquisition of the Property in newspapers and real estate trade publications (including “tombstones”) publicizing the purchase, provided that any public announcement of the transaction shall be made using only such information as is customarily found in public announcements of such transactions; provided it does not disclose the name of the other party or any of the name of any of their members or affiliates, and neither party shall disclose the Purchase Price. Notwithstanding the foregoing, Seller acknowledges that Purchaser may be required to file a copy of this Agreement with the SEC and Seller consents to such filing. The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement.

ARTICLE XVI.

Miscellaneous

16.1.    Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by email delivery, by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Purchaser:	RREEF Management L.L.C.
222 S. Riverside Plaza, 34th Floor
Chicago, IL 60606
Attn: Peter Heigl
Email: Peter. Heigl@DWS.com

With copies to:	Mayer Brown LLP
71 S. Wacker Drive
Chicago, IL 60606
Attn: Ahmad Nofal / Brian Davis
Email: anofal@mayerbrown.com / Bdavis@mayerbrown.com

To Seller:	c/o TA Realty, LLC
One Federal Street, 17th Floor
Boston, Massachusetts 02110
Attn: Dave Freeman/Ridgely Provencal
Email: freeman@tarealty.com/provencal@tarealty.com

with copies to:	c/o TA Realty, LLC
5950 Berkshire Lane, Suite 320

Dallas, Texas 75225
Attn: Kendrick Leckband
Email: leckband@tarealty.com

and

Stutzman, Bromberg, Esserman & Plifka,
A Professional Corporation
2323 Bryan Street, Suite 2200
Dallas, Texas 75201
Attn: Kenneth F. Plifka
Email: plifka@sbep-law.com

To Escrow Agent:	Chicago Title Insurance Company
2828 Routh Street, Suite 800
Dallas, Texas 75201
Attn: Jennifer Haden
Email: Jennifer.haden@ctt.com

A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. The attorney for a party has the authority to send notices on behalf of such party.

16.2.    Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws of Colorado, without regard to the conflict of laws principles thereof.

16.3.    Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4.    Effective Date. This Agreement shall be effective upon delivery of this Agreement fully executed by the Seller and Purchaser, which date shall be deemed the Effective Date hereof. Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

16.5.    Business Days. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such

Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located.

16.6.    Counterpart Copies/Electronic Signatures. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement. This Agreement may be executed through an “electronic signature”. The execution of this Agreement by any party by an electronic signature shall be valid, effective and binding upon the party executing, shall be as valid as an original signature of such party and shall be effective to bind such party to this Agreement. For purposes hereof, “electronic signature” means, without limitation, (i) a manually signed original signature that is then transmitted via the internet as a “pdf” (portable document format) or other replicating image attached to an e-mail message, (ii) an electronic signature produced or provided through an online digital signature service, such as “DocuSign” or “Adobe Sign”, or (iii) any other legally recognized form of electronic signature.

16.7.    Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

16.8.    Assignment. Purchaser shall not have the right to assign the Agreement without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion, other than to (i) an Purchaser Affiliate, (ii) the non-traded REIT established by the Purchaser named herein, or (iii) an entity majority owned, directly or indirectly, by the entity described in foregoing clause (ii). Purchaser shall in no event be released from any of its obligations or liabilities hereunder as a result of any assignment. Purchaser shall have the right to assign this Agreement to a Section 1031 exchange intermediary subject to the terms of Section 16.20 hereof. Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement. Purchaser Affiliate” means (a) any entity that directly or indirectly controls, is controlled by or is under common control with Purchaser, or (b) any entity at least a majority of whose economic interest is owned by Purchaser; and the term “control” means the power to direct the management of such entity through voting rights, ownership or contractual obligations.

16.9.    Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.10.    Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

16.11.    Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.12.    Survival. Except as otherwise specifically provided for in Sections 4.2, 5.1, 5.2, 5.3, 5.4, 7.3, 7.4, 8.2, 8.3, 12.1, 14, 15.1, 16.15, 16.16, 16.18, 16.20 and 16.21 (collectively, the "Surviving Termination Obligations"), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

16.13.    Exhibits. Exhibits A through I attached hereto are incorporated herein by reference.

16.14.    Time. Time is of the essence in the performance of each of the parties' respective obligations contained herein.

16.15.    Limitation of Liability. The obligations of Seller are binding only on Seller’s interest in the Property (including the proceeds of this sale) and shall not be personally binding upon, nor shall any resort be had to, any other assets of Seller nor the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents. All documents to be executed by Seller shall also contain the foregoing exculpation. The provisions of this Section 16.15 shall survive Closing and/or any termination of this Agreement.

16.16.    Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party's reasonable expenses, including reasonable attorneys' fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.16 shall survive Closing and/or any termination of this Agreement.

16.17.    Escrow Agreement.

16.17.1.    Instructions. Purchaser and Seller each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Agent, and, upon receipt of the Deposit from Purchaser, Escrow Agent shall immediately execute this Agreement where provided below. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

16.17.2.    Real Estate Reporting Person. Escrow Agent is hereby designated the "real estate reporting person" for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent's duties as real estate reporting person.

16.17.3.    Liability of Escrow Agent. The parties acknowledge that the Escrow Agent shall be conclusively entitled to rely, except as hereinafter set forth, upon a certificate from Purchaser or Seller as to how the Deposit (which, for purposes of this Section shall be deemed to also include any other escrowed funds held by the Escrow Agent pursuant to this Agreement) should be disbursed. Any notice sent by Seller or Purchaser (the "Notifying Party") to the Escrow Agent shall be sent simultaneously to the other noticed parties pursuant to Section 16.1 herein (the "Notice Parties"). If the Notice Parties do not object to the Notifying Party's notice to the Escrow Agent within ten (10) days after the Notice Parties' receipt of the Notifying Party's certificate to the Escrow Agent, the Escrow Agent shall be able to rely on the same. If the Notice Parties send, within such ten (10) days, written notice to the Escrow Agent disputing the Notifying Party's certificate, a dispute shall exist and the Escrow Agent shall hold the Deposit as hereinafter provided. The parties hereto hereby acknowledge that Escrow Agent shall have no liability to any party on account of Escrow Agent's failure to disburse the Deposit if a dispute shall have arisen with respect to the propriety of such disbursement and, in the event of any dispute as to who is entitled to receive the Deposit, disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit or interplead such funds into a court of competent jurisdiction pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure to any depository and shall not be otherwise liable except in the event of Escrow Agent's gross negligence or willful misconduct. The Escrow Agent shall be reimbursed on an equal basis by Purchaser and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the Deposit. The obligations of Seller with respect to the Escrow Agent are intended to be binding only on

Seller and Seller's assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents.

16.18.    No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement. Purchaser agrees not to file any lis pendens or other instrument against all or a portion of the Property in connection herewith. In furtherance of the foregoing, Purchaser (i) acknowledges that the filing of a lis pendens or other evidence of Purchaser’s rights or the existence of this Agreement against all or a portion of the Property could cause significant monetary and other damages to Seller and (ii) hereby agree to indemnify Seller from and against any and all claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees incurred in the enforcement of the foregoing indemnification obligation) arising out of the breach by Purchaser of any of its obligations under this Section 16.18.

16.19.    Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

16.20.    Section 1031 Exchange. Purchaser may, without Seller’s consent, assign this Agreement to a qualified intermediary in order to facilitate a likekind exchange transaction, which includes the Property, pursuant to Section 1031 of the Internal Revenue Code. Seller further agrees to reasonably cooperate with Purchaser in effecting such transaction, provided that any such exchange transaction, and the related documentation, shall: (i) not require Seller to expend any additional funds or execute any contract, make any commitment, or incur any obligations, contingent or otherwise, to third parties which would expand Seller’s obligations beyond this Agreement, (ii) not delay the Closing or the transaction contemplated by this Agreement, (iii) not release Purchaser or otherwise affect Purchaser’s obligation to perform in accordance with the terms hereof or any liability of the parties to one another under the terms of this Agreement, and (iv) not include Seller’s acquiring title to any property which is not the subject of this Agreement. Further, Purchaser shall indemnity Seller from and against all liability arising out of such cooperation (including reasonable attorneys’ fees) which indemnity shall survive any closing hereunder or termination of this Agreement and it shall be Purchaser’s responsibility to determine whether the exchange property and the transaction qualifies as an exchange of property of “like kind’ within the meaning of the Internal Revenue Code, and Purchaser shall be solely responsible for the tax consequences to Purchaser of the exchange, it being agreed that Seller shall have no obligation or liability to Purchaser in connection therewith. The respective obligations of Seller and Purchaser under this Section 16.20 shall survive the Closing and shall not be merged therein.

16.21.    Auditor Access. After the Closing, at the request of Purchaser and at Purchaser's expense, Seller shall make available to Purchaser and/or Purchaser’s designated independent auditor the historical financial information in Seller's possession regarding the operation of the Property to the extent required by Purchaser in order to prepare stand-alone audited financial statements for such operations and in accordance with generally accepted accounting principles, covering all of the calendar year 2020 and any required subsequent date or period, and to reasonably cooperate with Purchaser and any auditor engaged by Purchaser for such purpose. Seller shall, without liability, recourse or cost to Seller, provide to Purchaser and/or Purchaser's designated independent auditor a representation letter regarding the books and records of the Property in substantially the form of Exhibit D attached hereto and made a part hereof (the "Audit Inquiry Letter"). Purchaser hereby acknowledges and agrees that (a) Purchaser shall be solely liable to pay and shall reimburse Seller, within five (5) business days following Seller's request, for all third-party, out-of-pocket costs and expenses incurred by Seller in assisting Purchaser at Purchaser's request under this Section (such assistance, the "Audit Assistance"), including all such costs incurred to review, research and complete the Audit Inquiry Letter; (b) Seller's performance of any Audit Assistance shall be solely as an accommodation to Purchaser and Seller shall have no, and Seller is hereby fully released and discharged from, any and all liability or obligation with respect to the Audit Assistance, any filings (the "SEC Filings") made by Purchaser with the United States Securities and Exchange Commission ("SEC") and the Audit Inquiry Letter; and (c) Purchaser hereby agrees to indemnify, protect, defend and hold Seller, its partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, agents, successors and assigns (each an "Indemnified Party") harmless from and against any and all costs, expenses, losses, liabilities, damages, claims, demands, allegations or actions (collectively, "Losses") actually asserted against or actually incurred by any Indemnified Party as a result of or otherwise arising in connection with the Audit Assistance, the SEC Filings and/or the Audit Inquiry Letter, including, without limitation, any claims by the addressee of the Audit Inquiry Letter; provided, however, Purchaser has no obligation to indemnify any Indemnified Party for Lossess incurred as a result of the gross negligence or willful misconduct of any Indemnified Party – it being agreed, however, that Purchaser has released each Indemnified Party from liability for any such Lossess. The respective obligations of Seller and Purchaser under this Section 16.21 shall survive the Closing and shall not be merged therein.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth below.

SELLER:

JONES I NMMA, L.L.C.,
a Delaware limited liability company

By:	/s/ Scott L. Dalrymple
Name:	Scott L. Dalrymple
Title:	Senior Vice President

PURCHASER:

RREEF AMERICA L.L.C.,
a Delaware limited liability company

By:	/s/ Peter Heigl
Name:	Peter Heigl
Title:	Authorized Signatory

By:	/s/ James Toney
Name:	James Toney
Title:	Authorized Signatory

The Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Initial Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Jennifer Haden
Name:	Jennifer Haden
Title:	Escrow Officer

Date:	October 27, 2021

LIST OF EXHIBITS

EXHIBITS

Exhibit A    -    Legal Description
Exhibit B    -    Due Diligence Documents to be Delivered by Seller
Exhibit C    -    List of Personal Property
Exhibit D    -    Audit Inquiry Letter
Exhibit E    -    Lease Schedule
Exhibit F    -    Form of Special Warranty Deed
Exhibit G    -    Form of General Assignment
Exhibit H    -    Form of Notice Letter to Tenants
Exhibit I    -    Form of Non-Foreign Entity Certificate

EXHIBIT A

LEGAL DESCRIPTION

LOT 1, BLOCK 2; TRACT A; PANORAMA OFFICE PARK II FILING NO. 3, RECORDED JUNE 20, 2016 UNDER RECEPTION NO. D6064646, COUNTY OF ARAPAHOE, STATE OF COLORADO.
EXHIBIT A - PAGE 1 OF 1

EXHIBIT B

DUE DILIGENCE DOCUMENTS
TO BE DELIVERED BY SELLER

Property Documents

Income & Expense Items:
1.	Historical Occupancy by Month.
2.	Historical income and expense operating statements.
3.	RUBS Report
4.	12 month delinquency report / Accounts Receivable
5.	Security deposit report.
6.	Copies of tax bills. Copies of Appeals, if any.
7.	Historical capital improvements.
8.	Schedule of expenses prepaid or already paid which are being amortized over time.
9.	Prepaid rent report.
10.	Utility Bills (T-12 months).
Tenancy:
1.	Current Detailed Rent Rolls.
2.	Copies of all Leases, amendments, side letters, subleases, assignments, etc.
3.	List of evictions and any write off of uncollectible rent over past 24 months.
4.	Move In/Out Report, including move out reason.
5.	Property Demographic Report
6.	Courtesy patrol logs (crime statistics)
7.	Certificates of occupancy for all buildings / units (or anticipated dates of receipt)
Leasing:
1.	Current leasing updates for the property including concession schedule, renewal notices, notices to vacate, current rental rate schedule, pre-leasing schedule.
2.	Property traffic report - weekly/monthly history.
3.	Current advertising / marketing material.
4.	Concession reports - current / historical.
Management:
1.	Staffing Summary - salary, bonus, benefits, etc.
2.	Copies of all service contracts and operating agreements.
3.	Insurance loss runs for the property.
4.	Summary of all pending or historical litigation affecting or involving the property.
5.	Inventory of personal property and description of which items (if any) will not be transferred as part of the pending transaction.
Engineering/Environmental:
1.	“As-built” drawings – complete set of architectural, structural, mechanical and engineering plans (can be made available on-site).
2.	List of architects and engineers of record (if not included w/ plans).
3.	All construction warranties/guarantees.
4.	Current site surveys (ALTA).
5.	Description of any known building code violations and proof of correction.
Legal:
EXHIBIT B - PAGE 1 OF 2

1.	Title commitment and copies of all exceptions to title reflected in title commitment.
2.	Copies of any easements or other exceptions to title (whether or not listed in title report).
3.	Copy of any contract of sale, letter of intent, right of first refusal or any other legal or quasi-legal instrument encumbering the property.
Miscellaneous:
1.	Site Plan(s)
2.	Pictures, maps, aerials, etc.
3.	Consultant Inspection Request Items.
4.	Other warranties/guarantees (roof, HVAC, etc.) not covered above.
5.	Contracts/commitments to Finders, Brokers, other than JLL and the property manager (if any)
6.	All governmental permits not listed above.

EXHIBIT B - PAGE 2 OF 2

EXHIBIT C

LIST OF PERSONAL PROPERTY

•Business Center Computer, Printer, Microsoft Office
•Manager Laptop, Leasing Manager Laptop, 2 x Leasing Laptops w/ Microsoft Office
•Leasing Desktop Computer, Maintenance Desktop Computer w/ Microsoft Office
•3 x Leasing iPads
•Manager HP Monitor
•Assistant Manager Dell Monitor
•HP Wireless Mouse & Keyboard:
•3 x Logitech Wireless Mouse & Keyboard
•Custom Cruiser Bikes
•Popcorn Machine
•Backpack Sprayer
•Fiberglass Pool Pole
•32" Litter Pick Up Tool
•Bigfoot Heavy-Duty Poly Scoop 50" Length
•Rubbermaid 18" Microfiber Mop Frame:
•Rubbermaid Adjustable Handle
•Contractor Farm Hose 110’
•Dewalt Maxfit 136pc Drill/Drive Set
•2 x Rubbermaid Heavy Duty Utility Cart
•Rubbermaid Janitor Cart
•JB® R-22 And R-410A Refrigeration Charging Manifold, Brass
•Wagner Spray Tech 503070 Furno 700, Heavy Duty, Industrial Heat Gun:
•Portable Key Duplicating Machine
•RIDGID 4 Gallon Wet/Dry Vacuum
•Echo® 58.2 cc Backpack Gas Air Blower With Tube-Mounted Throttle
•RIDGID 15 Amp 10" Dual Bevel Miter Saw With Laser
•RIDGID 16 Gallon Wet/Dry Vacuum With Blower
•Ryobi® 8" Bench Grinder:
•Ridgid 18-gauge 2-1/8 In. Brad Nailer
•Ryobi® 7-1/4" Circular Saw With Exactline Laser
•3 x Titanker U Lock Boke Locks
•3x Osierr6 Cycling Helmets
•Rubbermaid Tilt Truck - Black- 600 LB Capacity
•Yard Machines 208cc 22" 2-Stage Snow Thrower
EXHIBIT C - PAGE 1 OF 2

•Justrite 30 Gallon Sure-Grip EX Flammable Liquid Storage Cabinet-Manual Closing
•2 x Chapin 80 lb. Assembled Ice Melt Broadcast Spreader
•2 x Haier 12,000 BTU 115 Volt Portable Air Conditioner
•Tornado 13 Gal Apt-Pro Carpet Extractor
•Pressure Washer 2700 PSI Cold Water 6.5 HP Kohler
•Club Car Carry All 500 Utility Vehicle
•Engrain Touch tour screen
•Parcel Pending package locker system
•Model unit furniture from West Elm
•Televisions and AV Equipment
•Common area furniture
•Matrix Fitness Equipment
•Amenity Area appliances
•306 units Whirlpool appliances (refrigerator, dishwasher, stove, microwave)
•2 Bedroom model furniture
•1 bedroom model furniture
•2020 Pioneer 500 ATV
•Hammerhead 30" Portable Pool Vacuum
EXHIBIT C - PAGE 2 OF 2

EXHIBIT D

AUDIT INQUIRY LETTER

[PURCHASER TO PROVIDE FORM OF LETTER]

EXHIBIT D - PAGE 1 OF 3

EXHIBIT E

LIST OF LEASES

[PLEASE SEE RENT ROLL ATTACHED]

EXHIBIT E - PAGE 1 OF 1

EXHIBIT F

FORM OF SPECIAL WARRANTY DEED

AFTER RECORDING RETURN TO:

Attention:

SPECIAL WARRANTY DEED

THE STATE OF COLORADO	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF_________	§

THAT, JONES I MNMA, L.L.C., a Delaware limited liability company (“Grantor”), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid to Grantor by ____________________________ (“Grantee”), whose mailing address is _________________, _______________________________, Attention: ___________________, the receipt and sufficiency of such consideration being hereby acknowledged, has GRANTED, SOLD AND CONVEYED, and by these presents does GRANT, SELL AND CONVEY unto Grantee that certain real property being more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements, structures and fixtures situated thereon (collectively, the “Property”); subject, however, to those matters more particularly described in Exhibit B attached hereto and made a part hereof for all purposes (collectively, the “Permitted Exceptions”).

TO HAVE AND TO HOLD the Property, together with all and singular the rights, and appurtenances thereto in anywise belonging, unto Grantee, its successors and assigns forever, subject to the Permitted Exceptions; and Grantor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the Permitted Exceptions, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming, or claim the same, or any part thereof, by, through, or under Grantor, but not otherwise.

[SEE SIGNATURE ON THE FOLLOWING PAGE]
EXHIBIT F - PAGE 1 OF 2

IN WITNESS WHEREOF, this Deed has been executed by Grantor to be effective as of the _____ day of ____________, 202_.

GRANTOR:

JONES I NMMA, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

COMMONWEALTH OF MASSACHUSETTS	§
§
COUNTY OF SUFFOLK	§

On this _____ day of _________________, 202_, before me, the undersigned notary public, personally appeared__________________________, proved to me through satisfactory evidence of identification, which was ☐ photographic identification with signature issued by a federal or state governmental agency, ☐ oath or affirmation of a credible witness, ☐ personal knowledge of the undersigned, to be the person whose name is signed on the preceding or attached document(s), and acknowledged to me that he/she signed it voluntarily for its stated purpose as the ___________ of JONES I NMMA, L.L.C., a Delaware limited liability company, on behalf of such entity.

(official seal)

Notary Public
My Commission Expires:
EXHIBIT F - PAGE 2 OF 2

EXHIBIT G

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (the "Bill of Sale") is made as of the ______ day of _____________, 202_ by: (i) JONES I MNMA, L.L.C., a Delaware limited liability company ("Seller"), and (ii) __________________________________, a _________________________ ("Purchaser").

KNOW ALL MEN BY THESE PRESENTS:

Concurrently with the execution and delivery hereof, pursuant to a certain Agreement of Purchase and Sale dated ________, 202_ (the "Agreement") between Seller and Purchaser, Seller is conveying to Purchaser all of Seller's right, title and interest in and to the real property described on Exhibit A attached hereto and made a part hereof (the "Land") and in and to the building, parking areas and other structures and improvements located on the Land (collectively, the "Improvements") located in _____________, Colorado. The Land and the Improvements are hereinafter sometimes collectively referred to as the "Property."

It is the desire of Seller to hereby sell, assign, transfer, convey, set-over and deliver to Purchaser all of Seller's right, title and interest in and to the Assigned Property (as hereinafter defined).

1.    Bill of Sale and Assignment.

Seller does hereby sell, assign, transfer, set-over and deliver unto Purchaser, its successors and assigns, subject to the limitations contained in Section 8.2 of the Agreement, all right, title and interest of Seller in and to:

a.    All personal property (including equipment), if any, owned by Seller and located on the Property as of the date hereof, all inventory located on the Property on the date hereof, and all fixtures (if any) owned by Seller and located on the Property as of the date hereof (the "Personal Property"); and

b.    All non-exclusive trademarks and trade names, if any, used in connection with the Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller's affiliated companies (collectively, the "Trade Names");

c.    Seller's interest, if any, in and to any service, equipment, supply and maintenance contracts (the "Contracts"), guarantees, licenses, approvals, certificates, permits and warranties relating to the Property, to the extent assignable (collectively, the "Intangible Property");

d.    All leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (the "Leases") demising
EXHIBIT G - PAGE 1 OF 4

space in or otherwise similarly affecting or relating to the Property, together with all prepaid rent attributable to the period after the date hereof, all unapplied security deposits thereunder and all tenant representative leasing commission agreements applicable thereto (collectively, the "Leasehold Property"); subject, however to the rights of Seller set forth in the Agreement to rents under the leases assigned hereby attributable to the period prior to the date hereof; and

TO HAVE AND TO HOLD the Personal Property, the Trade Names, the Intangible Property, the Leases and the Leasehold Property (collectively, the "Assigned Property") unto Purchaser, its successors and assigns, forever.

2.    Assumption.

Purchaser accepts the foregoing assignment and assumes and agrees to be bound by and to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed under the Assigned Property arising on or after the date hereof. Purchaser further agrees to indemnify Seller and hold Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including, without limitation, attorneys' fees and expenses) (collectively, the "Losses") asserted against or incurred by Seller by reason of or arising out of any failure by Purchaser to perform or observe the obligations, covenants, terms and conditions assumed by Purchaser hereunder arising in connection with the Assigned Property and related to the period on or after the date hereof.

3.    Limitation of Liability.

The obligations of Seller are intended to be binding only on Seller and Seller's assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents.

4.    Exclusions from Personal Property.

It is hereby acknowledged by the parties that the Assigned Property shall not include claims relating to any real property tax refunds or rebates for periods accruing prior to the date hereof, existing insurance claims and any existing claims against tenants of the Property, which claims are hereby reserved by Seller.

EXHIBIT G - PAGE 2 OF 4

5.    Counterpart Copies.

This Bill of Sale may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Bill of Sale.

IN WITNESS WHEREOF, the parties have caused this Bill of Sale to be executed as of the date first written above.

SELLER:

JONES I NMMA, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT G - PAGE 3 OF 4

PURCHASER:

a

By:
Name:
Title:
EXHIBIT G - PAGE 4 OF 4

EXHIBIT H

NOTICE LETTER TO TENANTS

________________, 202_

CERTIFIED MAIL,
RETURN RECEIPT REQUESTED

Dear Tenant:

We are pleased to advise you that the building in which your premises are located at _________________________________, has been sold by JONES I MNMA, L.L.C., a Delaware limited liability company to _________________________________ (the "Purchaser") effective as of the date set forth above. Your lease agreement has been assigned to and accepted by Purchaser and Purchaser has agreed to assume all responsibility for security deposits currently held under your lease, such deposit being in the amount of $__________.

All future correspondence relating to your tenancy, as well as rent checks and other charges, should be made payable and mailed to ___________ c/o ________.

The Purchaser looks forward to working with you in the operation of this Property.

EXHIBIT H - PAGE 1 OF 3

Very truly yours,

SELLER:

JONES I NMMA, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:
EXHIBIT H - PAGE 2 OF 3

PURCHASER:

a

By:
Name:
Title:
EXHIBIT H - PAGE 3 OF 3

EXHIBIT I

NON-FOREIGN ENTITY CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by JONES I MNMA, L.L.C., a Delaware limited liability company ("Transferor"), the undersigned hereby certifies on behalf of Transferor:

1.    Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.    Transferor's U.S. employer identification number is ______________; and

3.    Transferor's office address is:

c/o TA Realty LLC
One Federal Street, 17th Floor
Boston, Massachusetts 02110.

4.    The Transferor is not a “disregarded entity” (as that term is defined in     the Code and the Income Tax Regulations promulgated thereunder).

Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement made within this certification could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that he has examined this certification and that to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has the authority to sign this document on behalf of the Transferor.

Dated: _________________, 202_

TRANSFEROR:

JONES I NMMA, L.L.C.,
a Delaware limited liability company

By:
Name:
Title:

EXHIBIT I - PAGE 2 OF 2